Exhibit 23.1

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PricewaterhouseCoopers LLP PricewaterhouseCoopers Center 300 Madison Avenue New York, NY 10017 Telephone (646) 471 3000 Facsimile (831) 286 6000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Genesee & Wyoming Inc., which appears in Genesee & Wyoming Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

November 3, 2006